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                                                                    EXHIBIT 99.1

April 22, 2002                    CONTACTS: Kathleen A. Sauve, Media Relations
                                  Phone:    713/759-3635
                                  24-Hour:  704/382-8333

                                            Brenda J. Peters, Investor Relations
                                  Phone:    713/759-3954


               WILLIAM L. THACKER TO RETIRE FROM TEPPCO PARTNERS;
 JIM W. MOGG NAMED CHAIRMAN OF THE BOARD AND BARRY R. PEARL NAMED CHIEF
                              EXECUTIVE OFFICER


HOUSTON - TEPPCO Partners, L.P. (NYSE:TPP) today announced that William L. Thacker, chairman of the board and chief executive officer of the general partner of TEPPCO, will retire effective May 1, 2002. Jim W. Mogg will succeed Thacker as chairman and Barry R. Pearl, president and chief operating officer, will succeed Thacker as chief executive officer. Pearl was also elected to the board of Texas Eastern Products Pipeline Company, LLC.

"Bill's significant contribution to TEPPCO has been greatly appreciated. During his tenure unitholders have earned exceptional returns, averaging over 20 percent per year and have seen their yearly cash distribution almost double," said Jim W. Mogg, chairman, president and chief executive officer of Duke Energy Field Services, LLC (DEFS).

"Barry Pearl is a proven executive with significant experience and expertise, and I am confident in his abilities to continue making strong contributions to the future success and growth of TEPPCO," added Mogg.

Thacker retires after almost 10 years of service with TEPPCO. He joined the company in 1992 as president and chief operating officer and was named chief executive officer in 1994. Thacker was named a director of the general partner in 1992 and chairman of the board in October 1997. Prior to joining TEPPCO, he was president of Unocal Pipeline Company from 1986 until 1992.

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Mogg is chairman, president and chief executive officer of DEFS. Mogg was named to his current position in December 1999. He previously served as president and chief executive officer of DEFS following the acquisition of Associated Natural Gas Corporation. Mogg joined Duke Energy in 1973 in the gas supply department of Panhandle Eastern Pipe Line Company. He was elected a director of the general partner in October 1997 and vice chairman of the board and chairman of the Compensation Committee in April 2000.

Pearl joined TEPPCO in February 2001 from Maverick Tube Corporation in St. Louis, Mo., where he was vice president of finance and chief financial officer. Before joining Maverick, he served as vice president of operations, senior vice president of business development and planning, and as senior vice president and chief financial officer of Santa Fe Pacific Pipeline Partners, L.P., from 1984 to 1998. Pearl also served as vice president and general manager of Calnev Pipeline Company, from 1982 to 1984, which at that time was owned by Champlin Petroleum Company. Pearl began his career at Champlin in 1974.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates a natural gas gathering system; and owns a 50-percent interest in Seaway Crude Pipeline Company, an interest in Centennial Pipeline LLC, and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO's website at www.teppco.com.

DEFS is a premier North American midstream company that leads or is among the nation's leaders in the gathering and processing of natural gas and production, transportation and marketing of NGLs. Other services include the transportation, marketing and storage of natural
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gas. DEFS has 2,700 employees and operates in 16 states and 2 provinces across the five largest natural gas producing regions in North America, extending from western Canada to the Gulf Coast. The Denver-based company owns and operates 64 plants, 57,000 miles of pipeline and had revenues of $10 billion and assets of $6 billion in 2001. Current handled volumes exceed 8 TBtu/d of natural gas and 400,000 Bbls/d of NGLs.

DEFS was formed by combining the Duke Energy and Phillips Petroleum natural gas gathering and processing businesses. Duke Energy owns approximately 70 percent of the joint venture and Phillips Petroleum owns about 30 percent. More information is available about the company at www.defs.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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